FOR IMMEDIATE RELEASE                                      FOR MORE INFORMATION:
JULY 16, 2003                                                         Tim Taylor
                                                         Chief Financial Officer
                                                                  (773) 832-3470
                                                   E-mail: ttaylor@corusbank.com


                            CORUS BANKSHARES REPORTS
                             SECOND QUARTER EARNINGS

Chicago, Illinois -- Corus Bankshares Inc. (NASDAQ: CORS). Corus reports 2003 second quarter earnings of $12.7 million, or $0.89 per diluted share, compared to $13.8 million, or $0.96 per diluted share, in the second quarter of 2002. Year-to-date, earnings are $25.2 million, or $1.75 per diluted share versus $24.3 million or $1.70 per diluted share in the prior year.

Robert J. Glickman, President and Chief Executive Officer said: "I am very excited to share our recent results with you. Our earnings remain ahead of last year on a year-to-date basis. Furthermore, our top-line growth, as measured by net interest income, is ahead of last year for both the quarter and year-to-date.

In addition to our strong earnings, we surpassed two milestones this quarter. First, as of June 30, 2003, loans outstanding exceeded $2 billion for the first time in our history, a nearly $300 million increase from year end 2002, of which $1.9 billion were commercial real estate loans. Moreover, our total commercial real estate loans outstanding including commitments exceeded $3 billion -- also a record. I view these achievements as a reflection of the tremendous efforts put forth by our commercial real estate loans department and a symbol of our commitment to this business.

Second, shareholders' equity, for the first time in our history, is over $500 million. Building a solid equity base has been a focus of ours for several years. We believe a strong equity base provides us with tremendous financial flexibility and the ability to withstand economic uncertainty.

While it is exciting to talk about reaching record highs in terms of loans and equity, we can't lose sight of the quality of our earnings. We have been, and remain, committed to growing this company by making loans that meet our rigorous safety and profitability standards and doing so in an efficient and cost effective manner. While on the topic of cost efficiency, I would like to mention that in a recent publication by the American Banker, Corus was ranked as the 19th most efficient bank out of the largest 500 banks in the country. While we are proud of this recent recognition, superior cost efficiency is not a new trend at Corus -- it has been a hallmark of our organization for many decades."

Corus Bankshares, Inc. is a one-bank holding company headquartered in Chicago, Illinois. Corus Bank, N.A. has eleven branches in the Chicago metropolitan area. In addition to various deposit products, Corus specializes in commercial real estate loans and servicing the check cashing industry.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as "may," "intends," "expects," "anticipates," "estimates," "projects," "targets," "forecasts," "seeks," or "attempts" or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that might cause Corus' actual results to differ materially include, but are not limited to, the following:

     o the general state of the economy and, together with all aspects of Corus' business that are affected by changes in the economy, the impact that low rates have on Corus' net interest margin;
     o    Corus' ability to increase the commercial real estate loan portfolio;
     o Corus' ability to access cost-effective funding to fund marginal loan growth;
     o changes in management's estimate of the adequacy of the allowance for loan losses;
     o    changes in the overall mix of Corus' loan and deposit products;
     o the impact of competitors' pricing initiatives on loan and deposit products; and
     o the extent of defaults, the extent of losses given default, and the amount of lost interest income that may result in the event of a severe recession.

Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this release. Additional information that could affect the Company's financial results is included in the Company's 2002 Annual Report, Forms 10-K, 10-Q and 8-K on file with the Securities and Exchange Commission.

                                     # # #

SUMMARY FINANCIAL DATA (Unaudited)

(Dollars in thousands, except per share data)                                       2003              2002              2001
---------------------------------------------------------------------------------------------------------------------------------
FOR THE THREE MONTHS ENDED JUNE 30:
    Net income                                                                 $       12,687    $       13,822    $       14,722
    Basic earnings per share                                                             0.90              0.98              1.04
    Diluted earnings per share                                                           0.89              0.96              1.02
    Average earning assets                                                          2,624,590         2,549,382         2,577,532
    Net interest income (fully taxable equivalent)                                     28,677            27,559            28,056
    Noninterest income (without securities gains/losses)                                3,592             3,638             7,405
    Net operating revenue (1)                                                          32,269            31,197            35,461
    Cash dividends declared per common share                                            0.500             0.160             0.155
    Net interest margin (fully taxable equivalent)                                       4.37%             4.32%             4.35%
    Return on equity (ROE)                                                               10.3%             11.8%             14.1%
    Return on assets (ROA)                                                                1.9%              2.1%              2.2%
    Efficiency ratio                                                                     41.9%             37.6%             40.6%

FOR THE SIX MONTHS ENDED JUNE 30:
    Net income                                                                 $       25,154    $       24,291    $       28,944
    Basic earnings per share                                                             1.79              1.72              2.05
    Diluted earnings per share                                                           1.75              1.70              2.02
    Average earning assets                                                          2,580,851         2,554,674         2,530,888
    Net interest income (fully taxable equivalent)                                     55,953            50,699            58,355
    Noninterest income (without securities gains/losses)                                7,314             7,295            11,542
    Net operating revenue (1)                                                          63,267            57,994            69,897
    Cash dividends declared per common share                                            0.660             0.315             0.305
    Net interest margin (fully taxable equivalent)                                       4.34%             3.97%             4.61%
    Return on equity (ROE)                                                               10.3%             10.6%             14.0%
    Return on assets (ROA)                                                                1.9%              1.8%              2.2%
    Efficiency ratio                                                                     39.8%             41.3%             39.0%

ASSET QUALITY AT JUNE 30:
    Nonperforming loans (NPLs)                                                 $       23,097    $       13,299    $        5,880
    Other real estate owned                                                               207             2,126               596
    Total nonperforming assets                                                         23,304            15,425             6,476
    NPLs / Total loans                                                                   1.14%             0.81%             0.35%
    Allowance for loan losses                                                          35,811            40,094            41,539
    Allowance for loan losses / NPLs                                                    155.0%            301.5%            706.4%
    Allowance for loan losses / Total loans                                               1.8%              2.4%              2.4%

CAPITAL RATIOS AT JUNE 30:
    Leverage (Tier 1 capital to adjusted quarterly average assets)                      19.07%            16.56%            14.64%
    Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)                  17.31%            17.26%            16.48%
    Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted assets)            19.60%            19.75%            19.18%
    Common equity to total assets                                                       17.58%            17.98%            15.56%

COMMON STOCK DATA AT JUNE 30:
    Market price per common share                                              $        48.13    $        45.92    $        60.25
    Common shareholders' equity per share                                               36.16             33.61             30.71
    Shares outstanding at end of period                                                14,034            14,160            14,133

(1) Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/losses.

CONDENSED CONSOLIDATED BALANCE SHEETS                 (Unaudited)               (Unaudited)
--------------------------------------------------------------------------------------------
                                                         JUNE 30    December 31    June 30
(Dollars in thousands)                                    2003          2002        2002
--------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks -- noninterest-bearing          $   57,079   $   61,560   $  111,606
Federal funds sold                                         489,925      370,100      288,000
Securities:
      Available-for-sale, at fair value
          Common stocks at the Bank Holding Company        160,031      147,845      168,736
          Other securities                                 121,980      272,799      413,302
      Held-to-maturity, at amortized cost                    6,629        6,687        6,784
                                                        ----------   ----------   ----------
          Total Securities                                 288,640      427,331      588,822
Loans, net of unearned discount                          2,032,640    1,741,969    1,642,457
      Less: Allowance for loan losses                       35,811       36,629       40,094
                                                        ----------   ----------   ----------
          Net Loans                                      1,996,829    1,705,340    1,602,363
Premises and equipment, net                                 27,295       28,320       28,912
Accrued interest receivable and other assets                22,885       19,876       23,424
Goodwill, net of accumulated amortization                    4,523        4,523        4,523
                                                        ----------   ----------   ----------
TOTAL ASSETS                                            $2,887,176   $2,617,050   $2,647,650
                                                        ==========   ==========   ==========


LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
      Noninterest-bearing                               $  220,148   $  216,551   $  227,657
      Interest-bearing                                   2,032,340    1,843,222    1,853,259
                                                        ----------   ----------   ----------
          Total Deposits                                 2,252,488    2,059,773    2,080,916
Long-term debt - trust preferred                            47,500            -            -
Other borrowings                                            42,190       48,110       52,752
Accrued interest payable and other liabilities              37,532       27,126       38,019
                                                        ----------   ----------   ----------
TOTAL LIABILITIES                                        2,379,710    2,135,009    2,171,687

SHAREHOLDERS' EQUITY
Common stock, surplus and retained earnings                461,635      448,562      428,352
Net unrealized gains on available-for-sale securities       45,831       33,479       47,611
                                                        ----------   ----------   ----------
TOTAL SHAREHOLDERS' EQUITY                                 507,466      482,041      475,963
                                                        ----------   ----------   ----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $2,887,176   $2,617,050   $2,647,650
                                                        ==========   ==========   ==========

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                                   THREE MONTHS ENDED         SIX MONTHS ENDED
                                                         JUNE 30                  JUNE 30
                                                 -------------------------------------------------
(Dollars in thousands, except per share data)       2003         2002         2003         2002
                                                 ----------   ----------   ----------   ----------
Interest, loan fees, and dividend income         $   38,930   $   41,061   $   77,177   $   77,847
Interest expense                                     10,776       14,001       22,251       28,114
                                                 ----------   ----------   ----------   ----------
      NET INTEREST INCOME                            28,154       27,060       54,926       49,733
                                                 ----------   ----------   ----------   ----------
Provision for loan losses                                 -            -            -            -
                                                 ==========   ==========   ==========   ==========
      NET INTEREST INCOME AFTER
          PROVISION FOR LOAN LOSSES                  28,154       27,060       54,926       49,733
                                                 ==========   ==========   ==========   ==========
NONINTEREST INCOME:
      Service charges on deposit accounts             2,927        2,967        5,922        5,971
      Securities gains/(losses), net                    766        1,766          665        3,330
      Other income                                      665          671        1,392        1,324
                                                 ----------   ----------   ----------   ----------
          Total noninterest income                    4,358        5,404        7,979       10,625
                                                 ----------   ----------   ----------   ----------
NONINTEREST EXPENSE:
      Salaries and employee benefits                  9,153        7,434       16,366       15,275
      Net occupancy                                   1,056        1,006        2,019        1,936
      Data processing                                   681          602        1,320        1,192
      Depreciation - furniture & equipment              394          423          771          835
      Other expenses                                  2,230        2,252        4,703        4,734
                                                 ----------   ----------   ----------   ----------
          Total noninterest expense                  13,514       11,717       25,179       23,972
                                                 ----------   ----------   ----------   ----------
Income before income taxes                           18,998       20,747       37,726       36,386
Income tax expense                                    6,311        6,925       12,572       12,095
                                                 ----------   ----------   ----------   ----------
                                                                                        ----------
NET INCOME                                       $   12,687   $   13,822   $   25,154   $   24,291
                                                 ==========   ==========   ==========   ==========

EARNINGS PER COMMON SHARE:
      Basic                                      $     0.90   $     0.98   $     1.79   $     1.72
      Diluted                                    $     0.89   $     0.96   $     1.75   $     1.70

WEIGHTED AVERAGE COMMON AND COMMON
      EQUIVALENT SHARES OUTSTANDING                  14,331       14,326       14,359       14,315
                                                 ==========   ==========   ==========   ==========

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN (Unaudited)


                                                                                 THREE MONTHS ENDED JUNE 30
                                                         --------------------------------------------------------------------------
                                                                           2003                                 2002
                                                         --------------------------------------------------------------------------
                                                                                      AVERAGE                              AVERAGE
                                                            AVERAGE       INTEREST     YIELD/    AVERAGE       INTEREST     YIELD/
(Dollars in thousands)                                      BALANCE       AND FEES      COST     BALANCE       AND FEES      COST
                                                         -------------   ----------  ---------  ---------     ----------  ---------
ASSETS
Earning Assets:
   Liquidity management assets (1)                        $   605,433      $ 3,150      2.08%   $   754,460    $  5,546      2.94%
   Common stocks at the Bank Holding Company (2)              148,308        1,798      4.85%       173,439       1,682      3.88%
   Loans, net of unearned income (3)                        1,870,849       34,505      7.38%     1,621,483      34,332      8.47%
                                                          -----------      -------              -----------    --------
      Total earning assets                                  2,624,590       39,453      6.01%     2,549,382      41,560      6.52%
Noninterest-earning assets:
   Cash and due from banks--noninterest bearing                69,124                                73,585
   Allowance for loan losses                                  (35,751)                              (40,345)
   Premises and equipment, net                                 27,686                                28,866
   Other assets, including goodwill                            24,054                                24,977
                                                          -----------                           -----------
      Total assets                                        $ 2,709,703                           $ 2,636,465
                                                          ===========                           ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits--interest-bearing:
   Money market deposits                                  $   907,320      $ 3,846      1.70%   $   886,411    $  4,695      2.12%
   NOW deposits                                               154,367          206      0.53%       117,915         138      0.47%
   Savings deposits                                           168,112          368      0.88%       156,137         580      1.49%
   Brokered certificates of deposit                           286,558        3,397      4.74%       277,675       4,289      6.18%
   Retail certificates of deposit                             395,279        2,642      2.67%       412,674       3,818      3.70%
                                                          -----------      -------              -----------    --------
      Total interest-bearing deposits                       1,911,636       10,459      2.19%     1,850,812      13,520      2.92%

   Long-term debt - trust preferred                             3,049           32      4.19%           -           -         -   %
   Other borrowings                                            39,235          285      2.90%        53,342         481      3.61%
                                                          -----------      -------              -----------    --------
      Total interest-bearing liabilities                    1,953,920       10,776      2.21%     1,904,154      14,001      2.94%
Noninterest-bearing liabilities and shareholders' equity:
   Noninterest-bearing deposits                               225,444                               224,532
   Other liabilities                                           36,658                                40,880
   Shareholders' equity                                       493,681                               466,899
                                                          -----------                           -----------
     Total liabilities and shareholders' equity           $ 2,709,703                           $ 2,636,465
                                                          ===========                           ===========

Interest income and loan fees/average earning assets      $ 2,624,590      $39,453      6.01%   $ 2,549,382    $ 41,560      6.52%
Interest expense/average interest-bearing liabilities     $ 1,953,920       10,776      2.21%   $ 1,904,154      14,001      2.94%
                                                          -----------      -------      ----    -----------    --------      ----
Net interest spread                                                        $28,677      3.80%                  $ 27,559      3.58%
                                                                           =======      ====                   ========      ====

Net interest margin                                                                     4.37%                                4.32%
                                                                                        ====                                 ====

(1) Liquidity management assets include federal funds sold and securities held at the subsidiary bank. Interest income on securities includes a tax equivalent adjustment of $9,000 and $8,000 for 2003 and 2002, respectively.
(2) Dividends on the common stock portfolio include a tax equivalent adjustment of $492,000 and $460,000 for 2003 and 2002, respectively.
(3) Interest income on tax-advantaged loans includes a tax equivalent adjustment of $22,000 and $31,000 for 2003 and 2002, respectively. Unremitted interest on nonaccrual loans is not included in the amounts. Includes net interest income derived from interest rate swap contracts.

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN (Unaudited)

                                                                                     SIX MONTHS ENDED JUNE 30
                                                           -------------------------------------------------------------------------
                                                                         2003                                2002
                                                           -------------------------------------------------------------------------
                                                                                     AVERAGE                              AVERAGE
                                                           AVERAGE       INTEREST     YIELD/     AVERAGE      INTEREST     YIELD/
(Dollars in thousands)                                     BALANCE       AND FEES      COST      BALANCE      AND FEES      COST
                                                           -----------  ----------  ---------   ---------    ----------  -----------
ASSETS
Earning Assets:
   Liquidity management assets (1)                         $   628,542      $ 6,725      2.14%   $   805,880    $ 10,712      2.66%
   Common stocks at the Bank Holding Company (2)               147,480        3,521      4.78%       168,072       3,230      3.84%
   Loans, net of unearned income (3)                         1,804,829       67,958      7.53%     1,580,722      64,871      8.21%
                                                           -----------      -------              -----------    --------
      Total earning assets                                   2,580,851       78,204      6.06%     2,554,674      78,813      6.17%
Noninterest-earning assets:
   Cash and due from banks--noninterest bearing                 74,008                                78,460
   Allowance for loan losses                                   (36,227)                              (40,391)
   Premises and equipment, net                                  27,931                                29,046
   Other assets, including goodwill                             24,867                                24,557
                                                           -----------                           -----------
      Total assets                                         $ 2,671,430                           $ 2,646,346
                                                           ===========                           ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits--interest-bearing:
   Money market deposits                                   $   914,500      $ 7,860      1.72%   $   890,305    $  8,782      1.97%
   NOW deposits                                                142,577          320      0.45%       116,997         285      0.49%
   Savings deposits                                            165,694          769      0.93%       153,969       1,139      1.48%
   Brokered certificates of deposit                            265,644        7,111      5.35%       296,049       9,019      6.09%
   Retail certificates of deposit                              393,669        5,532      2.81%       413,493       7,961      3.85%
                                                           -----------      -------              -----------    --------
      Total interest-bearing deposits                        1,882,084       21,592      2.29%     1,870,813      27,186      2.91%

   Long-term debt - trust preferred                              1,533           32      4.17%           -           -        -   %
   Other borrowings                                             42,481          627      2.95%        52,931         928      3.51%
                                                           -----------      -------              -----------    --------
      Total interest-bearing liabilities                     1,926,098       22,251      2.31%     1,923,744      28,114      2.92%
Noninterest-bearing liabilities and shareholders' equity:
   Noninterest-bearing deposits                                223,097                               222,517
   Other liabilities                                            33,772                                40,122
   Shareholders' equity                                        488,463                               459,963
                                                           -----------                           -----------
     Total liabilities and shareholders' equity            $ 2,671,430                           $ 2,646,346
                                                           ===========                           ===========

Interest income and loan fees/average earning assets       $ 2,580,851     $ 78,204      6.06%   $ 2,554,674    $ 78,813      6.17%
Interest expense/average interest-bearing liabilities      $ 1,926,098       22,251      2.31%   $ 1,923,744      28,114      2.92%
                                                           -----------     --------      ----    -----------    --------      ----
Net interest spread                                                        $ 55,953      3.75%                  $ 50,699      3.25%
                                                                           ========      ====                   ========      ====

Net interest margin                                                                      4.34%                                3.97%
                                                                                         ====                                 ====

(1) Liquidity management assets include federal funds sold and securities held at the subsidiary bank. Interest income on securities includes a tax equivalent adjustment of $17,000 and $18,000 for 2003 and 2002, respectively.
(2) Dividends on the common stock portfolio include a tax equivalent adjustment of $964,000 and $884,000 for 2003 and 2002, respectively.
(3) Interest income on tax-advantaged loans includes a tax equivalent adjustment of $46,000 and $64,000 for 2003 and 2002, respectively. Unremitted interest on nonaccrual loans is not included in the amounts. Includes net interest income derived from interest rate swap contracts.

NET INTEREST INCOME

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus. The related net interest margin represents net interest income as a percentage of the average earning assets during the period.

For the three and six months ended June 30, 2003, Corus' net interest margin increased by 5 and 37 basis points to 4.37% and 4.34%, respectively, compared to the prior year. These increases were achieved in spite of the fact that interest rates, particularly short-term interest rates which most affect Corus, have been continually falling during the past several years. All else being equal, lower interest rates reduce Corus' net interest margins due to Corus' "asset sensitivity" (that is, more floating rate assets than floating rate liabilities). Corus was able to increase its net interest margin, versus comparable 2002 periods, due to strong loan growth which allowed the bank to redeploy a substantial amount of assets previously held in lower yielding investments into much higher yielding CRE loans. Corus has now redeployed all of the previously "excess" investments and anticipates that all future net loan growth will be funded via additional Brokered CDs (see Funding/Liquidity section). During the three and six months ended June 30, 2003, loans as a percentage of total earning assets increased to 71% and 70%, respectively, compared to 64% and 62%, respectively, in the prior year. Corus anticipates that this ratio will stabilize in the low 70% range.

Another factor affecting yields is the impact of loan fees recognized during the period. As mentioned previously, loan fee income is a normal part of our business. The fees typically relate to points paid at closing where the recognition of income is deferred and amortized ratably over the term of the loan. Income recognition associated with these fees is relatively predictable and tends to increase as the overall level of loans increase. Other types of fees, on the other hand, such as those associated with the prepayment of loans or a contingent fee arrangement are less predictable and can result in earnings spikes since recognition of the income is not deferred, but rather recorded when received. Importantly, these fees are as much a part of Corus' business as points, they are simply accounted for differently due to their unpredictable nature. For the three and six months ended June 30, 2003, loan fees totaled $6.5 million and $13.6 million, respectively, compared to loan fees of $7.1 million and $10.6 million, respectively, for the three and six months ended June 30, 2002. This growth in fees for the first half of 2003, over 2002, is driven by our continued growth in total loans, especially commercial real estate loans which generate virtually all of the loan fees.

NONINTEREST INCOME

For the three and six months ended June 30, 2003, noninterest income decreased by $1.0 million and $2.6 million, respectively compared to the prior year. The decreases resulted from lower securities gains, as described below. In fact, excluding the impact of security gains, noninterest income for both the quarter and year-to-date would be essentially flat to the prior year.

Securities Gains/(Losses), net
For the three and six months ended June 30, 2003, Corus recorded net security gains of $766,000 and $665,000, respectively, compared to $1.8 million and $3.3 million of net gains in the same periods of 2002. The following details the net securities gains/(losses) by source:

                                                          THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                JUNE 30                     JUNE 30
                                                        ------------------------    ------------------------
(Dollars in thousands)                                     2003          2002          2003         2002
                                                        ------------------------    ------------------------
Sales of common stocks at Bank Holding Company          $      -      $      -      $    7,315    $      951
  Charge for "other than temporary" impairment                 -             -          (8,962)          -
  Sales of securities at subsidiary bank                      (263)         (265)         (333)         (417)
  Mark-to-market adjustments on non-hedge derivatives        1,029         2,031         2,645         2,796
                                                        ----------    ----------    ----------    ----------
Total securities gains/(losses), net                    $      766    $    1,766    $      665    $    3,330
                                                        ==========    ==========    ==========    ==========

Sales of common stocks at Bank Holding Company
Sales of common stocks at the Bank Holding Company relate to the common stock portfolio of various financial industry companies held at the Holding Company (see Common Stock Portfolio section for additional details). In the first quarter of 2003, Corus recognized a $7.3 million gain on security sales from the portfolio. Corus will periodically sell all or part of certain positions in order to take advantage of market opportunities as they arise.

Charge for "other than temporary" impairment
In the first quarter of 2003, Corus recorded a charge of $9.0 million related to "other than temporary" declines in value of certain common stocks held at the Holding Company. It is important to point out that this charge was not as a result of the Company selling the associated stocks, but rather an accounting entry with no cash flow or tax implications. This charge was recorded in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115") and as further defined by the Securities and Exchange Commission Staff Accounting Bulletin No. 59 ("SAB 59").

As background, accounting rules require that investments be categorized as trading, held-to-maturity ("HTM"), or available-for-sale ("AFS"). Trading securities are those securities that are bought and held principally for the purpose of selling them in the near term. HTM securities are those investments which the company has the "positive intent and ability to hold" to maturity. Finally, AFS securities are those investments not classified as either trading or HTM. The common stocks held at the Holding Company are classified and accounted for as AFS securities.

The significance of how an investment is classified is reflected in how unrealized gains/(losses) are treated in the accounting records and thus in the company's financial statements. For trading securities, unrealized gains/(losses) are recorded directly in the income statement each period. This reflects the assumed short-term nature of these investments and the idea that these securities are generally purchased with the objective of generating profits on short-term differences in price. On the other hand, for HTM securities, unrealized gains/(losses) are generally not recorded at all under the assumption that any short-term fluctuations in value will ultimately reverse by maturity. The accounting for AFS securities is somewhat of a middle ground between trading and HTM. For AFS securities, changes in market value are recorded each period on the balance sheet, on an after-tax basis directly in equity as an item referred to as Other Comprehensive Income. These changes in market value are not reflected in the income statement.

An exception to the above guidelines arises when unrealized losses are determined to be "other than temporary" ("OTT"). If an investment is determined to have experienced an OTT decline in value, the loss must then be recognized in the income statement regardless of how the investment is categorized. Indications of OTT declines in value include prolonged periods of consistent unrealized losses or deterioration in the financial condition or near-term prospects of the issuer. Corus' general practice for marketable equity securities is to recognize impairment losses on individual securities when the security has been in a loss position at the close of each trading day during six
(6) consecutive months as of any quarter end. Lastly, Corus evaluates its investments for OTT declines in value on a lot-by-lot basis, meaning that if there are multiple purchases of a certain security, each purchase is evaluated individually.

With all the preceding being said, it is important to note that while the accounting rules require that we report short-term stock price declines as "other than temporary" losses in the income statement, the reality is stock prices -- for even the finest and best-managed companies -- rise and fall, sometimes over very extended periods of time (such "extended" periods of times can easily be multiples of a six month timeframe). The fact that a company's shares fall in value for a period as short as six months is neither overly concerning to us nor any reasonable indicator of how the stock may fare in the future. This is profoundly true if the overall stock market has been declining. Conversely, if a stock has been falling in the face of a generally rising market, especially if this has been occurring over a protracted period of time, this poor relative performance may well indicate a genuine problem with the company and its prospects. Regardless, such a fundamental/economic approach is not the way the accounting rules work.

Lastly, while we are required to report security losses from these "other than temporary" declines in value, we are not allowed to report security gains when the securities recover in value. Case in point, as of June 30, 2003, $4.8 million of the previously charged-off $9.0 million, has been recovered as the prices of the associated common stocks have risen. Unfortunately, while Corus was required to record the $9.0 million charge as a reduction to income, the recovery does not receive the same accounting treatment, but must instead be recorded as an unrealized gain (as Other Comprehensive Income in Shareholders' Equity) and not recognized in income until the security is ultimately sold. Unfortunately, this is another accounting `disconnect' that companies, and their investors, must learn to live with.

Mark-to-market adjustments on non-hedge derivatives
Finally, for the three and six months ended June 30, 2003, the Bank recorded gains of $1.0 million and $2.6 million from what we refer to as mark-to-market adjustments on non-hedge derivatives. This represents declines of approximately $1.0 million for the quarter and $151,000 year-to-date, compared to the prior year. Due to their unusual nature, the basis for these gains requires additional explanation.

Like many banks, Corus utilizes derivatives to hedge its interest rate risk. This is accomplished primarily via interest rate swaps (to effectively convert fixed-rate loans to floating rate or vice versa) and interest rate basis swaps (to effectively convert LIBOR-based floating rate loans to Treasury-based floating-rate loans).

As of January 1, 2001, virtually all companies were required to adopt new derivative accounting rules (known as SFAS No. 133). These rules require that all derivative instruments be included on the balance sheet at market value. In addition, the rules provide that if a derivative is "paired-off" against specific assets and/or liabilities and also passes an additional succession of tests, then the income statement impact of any periodic changes in the value of the derivative effectively does not need to be reflected on the company's income statement. Such derivatives are afforded what is termed "hedge accounting" treatment. The rules are enormously complex, but suffice it to say that even though the basis swaps we have entered into are designed to hedge our interest rate risk -- that is, regardless of the accounting treatment the basis swaps are economic hedges -- they do not qualify for hedge accounting treatment and thus changes in the market value of these instruments must be reflected on our income statement as security gains/(losses). Our interest rate swaps, on the other hand, generally do qualify for hedge accounting.

Since Corus' basis swaps do not qualify for hedge accounting treatment, periodic changes in their market value will appear as security gains/(losses) on the Company's income statement. Since this income does not stem from having actually sold the instruments, it is subject to reversal based on future changes in the market values. In fact, if Corus holds basis swaps to maturity, which we generally do, the value of the instruments will ultimately return to $0. What this means is that the cumulative gains or losses recognized at any point in time are temporary as they will ultimately reverse, such that the cumulative gains and losses over the life of a basis swap will sum to zero.

As of June 30, 2003, Corus has recorded net cumulative gains of $7.7 million related to mark-to-market adjustments on non-hedge derivatives. While the portfolio of basis swaps vary both in notional amounts and maturities, they will all have matured by 2008. This means that, absent Corus entering into any additional basis swaps between now and 2008 (although it is likely the Company will put on new basis swaps before then), the previously recognized $7.7 million of security gains will have to "reverse" in the form of $7.7 million of security losses between now and 2008. While management can predict the eventual reversal of these gains, we cannot predict in what periods or in what periodic amounts those reversals will occur.

NONINTEREST EXPENSE

For the three and six months ended June 30, 2003, noninterest expense increased by $1.8 million, and $1.2 million, respectively, compared to the prior year. These increases are mainly due to increases in salaries and benefits driven by the impact of the mark-to-market adjustments associated with the Commercial Loan Officer Commission Program ("the CLO Program"), discussed in further detail below. Absent the increases in the mark-to-market adjustments associated with the CLO Program, both salaries and benefits and noninterest expenses in total were essentially flat.

The CLO Program is a compensation plan whereby commissions may be earned each year with a portion paid currently and the remainder deferred for up to 10 years (note that both the paid and deferred amounts are expensed in that year). The deferred portion can be invested, at each participant's option, in among other instruments, Corus common stock. The number of shares deferred is determined by dividing the commission amount by an average stock price, as defined in the plan document. To the extent that commissions are deferred in Corus stock, the Company repurchases an equal number of shares in the open market. In this way, the Company has effectively "hedged" itself against changes in the value of the stock between the deferral date and the ultimate delivery date. Ideally, this should be the end of the story until the shares are ultimately released at the end of the deferral period.

However, as described more completely in the plan document, the deferred amounts are subject to loss under certain circumstances. As a result, actual amounts due to the employees are not known until the end of the deferral period and as such the CLO Program must be accounted for under what is known as "variable plan accounting" rules. Under these rules, the Company is required to record an adjustment to income based on changes in the market value of the deferred stock. Therefore even though the Company has clearly purchased, and is essentially holding in "inventory", the shares required to satisfy its obligation to the employees -- a perfect hedge -- changes in the liability to the employees, as defined by changes in the market value of the deferred stock, must be recorded as either expense or income. In other words, if the price of Corus stock rises, the Company must record additional compensation expense and if the price falls, a reduction to compensation expense is recorded. We refer to this as the CLO Program mark-to-market adjustment. It is important to note this charge carries neither tax nor cash flow implications.

During the second quarter of 2003, the market price of Corus stock increased and as a result, additional compensation expense of $1.3 million was recorded. By comparison, during the second quarter of 2002, Corus' stock price declined slightly resulting in a reduction to expense of $200,000, a fluctuation of $1.5 million. On a year-to-date basis, the CLO Program mark-to-market adjustment resulted in additional expense of $726,000 in 2003, and $64,000 in 2002.

COMMON STOCK PORTFOLIO

At June 30, 2003, Corus had investments in the common stocks of 30 financial industry companies totaling $160.0 million, including net unrealized gains of $67.1 million. These investments are included in the available-for-sale classification. The following is a list of Corus' holdings, by market value, as of June 30, 2003:

                                                                                       MARKET              PERCENTAGE OF
CORPORATION                                                 SHARES HELD                VALUE                 PORTFOLIO
------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
  Comerica Inc.                                               339,300                $   15,777                  9.9%
  FleetBoston Financial Corp.                                 423,960                    12,596                  7.9
  JP Morgan Chase & Co.                                       319,100                    10,907                  6.8
  Charter One Financial Inc.                                  338,536                    10,556                  6.6
  Amsouth Bancorporation                                      466,015                    10,178                  6.4
  Citigroup Inc.                                              225,000                     9,630                  6.0
  Wachovia Corp.                                              223,840                     8,945                  5.6
  Bank of America Corp.                                        99,873                     7,893                  4.9
  MAF Bancorp Inc.                                            208,125                     7,715                  4.8
  US Bancorp                                                  268,870                     6,587                  4.1
  Merrill Lynch & Co. Inc.                                    132,000                     6,162                  3.9
  South Trust Corp.                                           195,900                     5,289                  3.3
  Bank One Corp.                                              137,700                     5,120                  3.2
  Union Planters Corp.                                        143,554                     4,454                  2.8
  Compass Bancshares Inc.                                     108,750                     3,777                  2.4
  Morgan Stanley Dean Witter & Co.                             82,000                     3,505                  2.2
  Amcore Financial Inc.                                       142,500                     3,310                  2.1
  Associated Banc Corp.                                        80,786                     2,958                  1.8
  Bank of New York Co. Inc.                                   100,000                     2,875                  1.8
  Suntrust Banks Inc.                                          48,000                     2,848                  1.8
  Hibernia Corp.                                              154,200                     2,800                  1.7
  Mellon Financial Corp.                                      100,000                     2,775                  1.7
  Fidelity Bancorp Inc.                                        82,500                     2,670                  1.7
  National City Corp.                                          74,520                     2,437                  1.5
  Mercantile Bankshares Corp.                                  58,500                     2,302                  1.4
  Banknorth Group, Inc.                                        90,000                     2,297                  1.4
  First Virginia Banks Inc.                                    26,775                     1,155                  0.7
  Provident Bancshares Corp.                                   43,757                     1,104                  0.7
  Commerce Bancshares Inc.                                     27,135                     1,056                  0.7
  First Source Corp.                                           18,992                       353                  0.2
                                                                                    ---------------------------------
Total                                                                                $  160,031                100.0
                                                                                    =================================

During the three and six months ended June 30, 2003, Corus received dividends on the stock portfolio of $1.3 million and $2.6 million, respectively, compared to $1.2 million and $2.3 million during the same periods of 2002. See noninterest income section for discussion of treatment of realized and unrealized gains and losses.

LOAN PORTFOLIO

The following table details the composition of Corus' loan portfolio:

                                                   JUNE 30, 2003                DECEMBER 31, 2002               JUNE 30, 2002
(Dollars in thousands)                           AMOUNT       PERCENT          AMOUNT      PERCENT           AMOUNT      PERCENT
                                               ----------------------         --------------------         ----------------------
  Commercial real estate:
    Non-construction                           $ 1,188,809         58%          $  989,146      57%          $  793,583        48%
    Construction                                   652,944         32              531,612      30              602,998        37
    Mezzanine                                       33,349          2               32,092       2               38,934         2
                                               ----------------------         --------------------         ----------------------
  Total commercial real estate                   1,875,102         92%           1,552,850      89%           1,435,515        87%
  Commercial                                        75,743          4               87,631       5               86,365         5
  Residential real estate and other                 81,795          4              101,488       5              120,577         8
                                               ----------------------         --------------------         ----------------------
Total loans                                    $ 2,032,640        100%          $1,741,969     100%          $1,642,457       100%
                                               ======================         ====================         ======================

Commercial Real Estate Lending

Commercial real estate loans are comprised of non-construction, construction, and mezzanine loans. The non-construction loans are of relatively short duration, rarely more than five years in length, and usually shorter. Some would call these "bridge" loans or "mini-perms", but the meaning of these labels is not standardized in the lending industry. These loans are fully funded, or nearly so, when the loan closes. Construction loans typically have maturities of 24 to 36 months and are funded throughout the term as construction progresses. Mezzanine loans are essentially second mortgage loans on commercial real estate projects, almost always subordinate to a Corus construction or non-construction loan (as opposed to a third party's). Interest rates charged for mezzanine loans are considerably higher than those charged for typical commercial real estate loans, but they also carry additional risk.

The table above shows commercial real estate loans of $1.9 billion, an increase of $322.3 million or 20.8% compared to December 31, 2002. This table, however, only reflects actual balances outstanding, which excludes commitments. While not yet funded, commitments, which consist of unfunded loan amounts, commitment letters and letters of credit, are also a significant part of the loan portfolio. Including commitments, the commercial loan portfolio, as shown on the next page totals $3.1 billion.

The table below shows a reconciliation of commercial real estate loans outstanding to the total including commitments.

COMMERCIAL REAL ESTATE LOANS OUTSTANDING INCLUDING COMMITMENTS

                                             JUNE 30, 2003             DECEMBER 31, 2002               JUNE 30, 2002
        (Dollars in thousands)          AMOUNT        PERCENT       AMOUNT        PERCENT         AMOUNT       PERCENT
                                       ----------------------      ----------------------         --------------------
Funded loans, net                      $1,875,102          61%      $1,552,850         56%        $1,435,515        58%
Commitments:
  Loans                                 1,049,032          34        1,050,808         38            594,225        24
  Commitment letters                      122,675           4          152,164          5            410,354        17
  Letters of credit                        20,682           1           20,682          1             20,423         1
                                       ----------------------       ---------------------         --------------------
Total                                  $3,067,491         100%      $2,776,504        100%        $2,460,517       100%
                                       ======================       =====================         ====================


Corus' commitments are primarily comprised of unfunded commitments under commercial real estate construction loans. As highlighted in the table on the following page, the majority of the commitments relate to condominiums, rental apartments, and office building loans.

While committed amounts are useful for period-to-period comparisons, caution should be used in attempting to use commitments as a basis for predicting future outstanding balances.

The following tables break out commercial real estate loans by property type and location:

COMMERCIAL REAL ESTATE LOANS - BY PROPERTY TYPE

(Dollars in millions)                                                   AS OF JUNE 30, 2003
                                         ----------------------------------------------------------------------------------
                                                               LOANS OUTSTANDING                TOTAL COMMITMENT(1)
                                           # OF         --------------------------------  ---------------------------------
                                           LOANS             AMOUNT              %              AMOUNT               %
                                         ----------     --------------------------------  ---------------------------------
Condo/loft conversion                           37              $ 519             28%             $1,098             36%
Hotel                                           44                579             31                 658             22
Office                                          25                405             21                 649             21
Rental apartments                               14                193             10                 404             13
Warehouse / Light industrial                    12                 42              2                 117              4
Nursing homes                                    9                 69              4                  69              2
Vacant land                                      4                 32              2                  32              1
Retail                                           4                  7              -                   8              -
Other                                            1                  2              -                   2              -
Loans less than $1 million                     221                 50              3                  53              2
Deferred fees/other discounts                  N/A                (23)            (1)                (23)            (1)
                                         ----------     --------------------------------  ---------------------------------
   Total                                       371             $1,875            100%             $3,067            100%
                                         ==========     ================================  =================================


COMMERCIAL REAL ESTATE LOANS - BY MAJOR METROPOLITAN AREA

(Dollars in millions)                                                   AS OF JUNE 30, 2003
                                         ----------------------------------------------------------------------------------
                                           # OF                LOANS OUTSTANDING                TOTAL COMMITMENT(1)
                                                        --------------------------------  ---------------------------------
                                           LOANS             AMOUNT            %               AMOUNT             %
                                         ----------     --------------------------------  ---------------------------------
California:
  Los Angeles                                  20        $   282              15%            $   496              16%
  San Francisco                                 5             81               4                 166               5
  San Diego                                     6             82               4                  99               3
  Sacramento                                    2             39               2                  76               3
                                          -------        -------         --------            -------         --------
California Total                               33            484              25                 837              27

Washington, D.C.(2)                            20            307              16                 614              20

Chicago                                        40            242              13                 382              13
Chicago-Loans less than $1 million            215             47               3                  50               2

New York City                                  11            207              11                 290               9

Miami                                           6            162               9                 276               9

Texas:
  Houston                                      13            172               9                 200               7
  Dallas                                        1             14               1                  15               -
  San Antonio                                   1              6               -                   6               -
                                          -------        -------         --------            -------         --------
Texas Total                                    15            192              10                 221               7

Other (3)                                      31            257              14                 420              14
Deferred fees/other discounts                 N/A            (23)             (1)                (23)             (1)
                                          -------        ------------------------            ------------------------
  Total                                       371        $ 1,875             100%            $ 3,067             100%
                                          =======        ========================            ========================

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.
(2)  Includes northern Virginia and Maryland loans.
(3)  No other metropolitan area exceeds three percent of the total.

The following table breaks out commercial real estate loans by size:

COMMERCIAL REAL ESTATE LOANS - BY TOTAL COMMITMENT

(Dollars in millions)                                                  AS OF JUNE 30, 2003
                                          -------------------------------------------------------------------------------
                                                              LOANS OUTSTANDING                TOTAL COMMITMENT(1)
                                            # OF        ---------------------------------  ------------------------------
                                           LOANS             AMOUNT             %               AMOUNT            %
                                          ---------     ---------------------------------  ------------------------------
$60 million and above                          12           $   320              17%            $   797            26%
$40 million to $60 million                     14               421              22                 666            22
$20 million to $40 million                     29               549              29                 840            27
$1 million to $20 million                      95               559              30                 735            24
Less than $1 million                          221                49               3                  52             2
Deferred fees/other discounts                 N/A               (23)             (1)                (23)           (1)
                                          ---------     ---------------------------------  ------------------------------
  Total                                       371           $ 1,875             100%            $ 3,067           100%
                                          =========     =================================  ==============================

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

The following table shows the locations of new loans originated during the first six months of 2003 and 2002:

COMMERCIAL REAL ESTATE LOAN ORIGINATIONS - BY LOCATION

(Dollars in millions)                                       SIX MONTHS ENDED JUNE 30:
                                                2003                                         2002
                               ----------------------------------------     ----------------------------------------
                                 # OF                                         # OF
                                 LOANS           AMOUNT         %            LOANS            AMOUNT            %
                               ----------    --------------------------     ---------     --------------------------
California                             8          $ 235        32%                 5            $ 132           24%
Washington D.C.(1)                     5            163         22                 3              162            30
Florida(2)                             1             86         12                 -                -             -
Illinois                              10             79         11                16              106            19
New York                               2             58          8                 3               33             6
Other                                  9            113         15                 8              118            21
                               ----------    --------------------------     ---------     --------------------------
  Total                               35          $ 734       100%                35            $ 551          100%
                               ==========    ==========================     =========     ==========================

(1)  Includes northern Virginia and Maryland loans.
(2) While this loan has a face amount of $86 million, the maximum allowable outstanding at any given time is $70 million. Of that $70 million maximum, the Bank holds $63.9 million and $6.1 million has been participated to the holding company.

The commercial real estate markets have been good for many years and Corus has had particularly impressive results. We have actually had, in total, net recoveries on this portfolio over the past 10 years. While our commercial real estate portfolio continues to show minimal delinquencies and virtually no losses, we recognize this sort of performance cannot persist indefinitely.

Other Lending

Commercial loans are primarily loans to Corus' customers in the check cashing industry. Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

With regard to the remaining portfolio, residential first mortgage and home equity loan balances continue to decline as the Bank implements plans to allow these portfolios to "run-off." Minimal new originations are expected.

ASSET QUALITY

Nonperforming Assets
Nonperforming loans are nonaccrual loans, troubled debt restructurings and 90 days or more past due loans still accruing interest. The breakdown by loan category is shown below:

                                                               JUNE 30             December 31             June 30
(Dollars in thousands)                                          2003                 2002                    2002
                                                            ----------             ----------             ----------
Nonaccrual loans:
  CRE Non-construction                                      $    7,133              $       -             $       37
  CRE Construction                                                   -                      -                      -
  CRE Mezzanine                                                  1,050                  4,504                  7,859
  Commercial                                                         -                      -                      -
  Residential real estate and other                                193                    304                    450
                                                            ----------             ----------             ----------
Total nonaccrual                                                 8,376                  4,808                  8,346

Troubled debt restructurings:
  CRE Non-construction                                               -                      -                      -
  CRE Construction                                              11,228                      -                      -
  CRE Mezzanine                                                      -                      -                      -
  Commercial                                                         -                      -                      -
  Residential real estate and other                                 62                     62                     63
                                                            ----------             ----------             ----------
Total troubled debt restructurings                              11,290                     62                     63

Loans 90 days or more past due:
  CRE Non-construction                                           2,077                      -                  2,890
  CRE Construction                                                   -                      -                      -
  CRE Mezzanine                                                      -                      -                      -
  Commercial                                                         -                      -                      -
  Residential real estate and other                              1,354                  1,648                  2,000
                                                            ----------             ----------             ----------
Total 90 days or more past due                                   3,431                  1,648                  4,890

Total nonperforming loans:
  CRE Non-construction                                           9,210                      -                  2,927
  CRE Construction                                              11,228                      -                      -
  CRE Mezzanine                                                  1,050                  4,504                  7,859
  Commercial                                                         -                      -                      -
  Residential real estate and other                              1,609                  2,014                  2,513
                                                            ----------             ----------             ----------
Total nonperforming loans                                       23,097                  6,518                 13,299
  Other real estate owned                                          207                    800                  2,126
                                                            ----------             ----------             ----------
Total nonperforming assets                                  $   23,304             $    7,318             $   15,425
                                                            ==========             ==========             ==========

Nonperforming loans/Total loans                                   1.14%                  0.37%                  0.81%
Nonperforming assets/Total assets                                 0.81%                  0.28%                  0.58%

Total nonperforming assets increased compared to December 2002 by $16.0 million to $23.3 million. The increase is primarily due to an increase in Troubled Debt Restructurings ("TDR's"). A TDR is a loan that was restructured in such a way as to provide the borrower with some form of concession relative to market absent a concession from the borrower that is deemed to be approximately proportionate to the lender's concession. Typically, the lender's concession is in the form of a lower interest rate, an extended term or forgiven principal or interest. A borrower's concession often comes in the form of additional loan paydowns and/or additional collateral.

A TDR oftentimes results from situations where the borrower is experiencing financial problems and expects to have difficulty complying with the original terms of the loan. However, once the loan is restructured in a TDR, the prospects of collecting all principal and interest on that loan generally improve (as the borrower's loan rate and, thus, loan payments are reduced), albeit at somewhat less favorable terms to the lender. However, the point to remember is that once a loan becomes a TDR, it generally becomes a safer loan.

With that said, Corus is required to report the balance of any TDR's under the nonperforming asset category which would seem to imply, in some way, that these loans are not performing. However the two loans -- one is an office loan and the other a residential development loan -- that constitute the $11.2 million construction TDR balance are not only both current in terms of required payments, but also are considered to be well collateralized. Management will continue to monitor these loans closely.

In addition to the increase in TDR's, a $7.1 million loan was placed on nonaccrual in May 2003. This loan, which is for hotel located in Oregon, is currently in foreclosure proceedings. Management believes the loan is well secured and no loss is expected. Finally, this loan was previously listed as a potential problem loan.

Potential Problem Loans
In addition to those loans disclosed under the preceding Nonperforming Assets section, management identified, through their problem loan identification system, certain other loans in the portfolio where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in future disclosure of such loans as nonaccrual, past due, or troubled debt restructurings. As of June 30, 2003, the principal amount of these loans was $22.8 million, driven primarily by one hotel loan totaling $17.6 million. This level represents a decline from the $32.8 million reported at March 31, 2003.

Allowance for Loan Losses
A reconciliation of the activity in the allowance for loan losses is as follows:


                                         THREE MONTHS ENDED               SIX MONTHS ENDED
                                               JUNE 30                         JUNE 30
                                     ---------------------------     ---------------------------
(Dollars in thousands)                  2003            2002            2003            2002
                                     ---------------------------     ---------------------------
Balance at beginning of period       $    35,517     $    40,244     $    36,629     $    40,457
  Provision for loan losses                  -               -               -               -
  Charge-offs                               (347)           (822)         (2,284)         (1,457)
  Recoveries                                 641             672           1,466           1,094
                                     -----------     -----------     -----------     -----------
Balance at June 30                   $    35,811     $    40,094     $    35,811     $    40,094
                                     ===========     ===========     ===========     ===========
Loans at June 30                     $ 2,032,640     $ 1,642,457     $ 2,032,640     $ 1,642,457
                                     ===========     ===========     ===========     ===========
Allowance as a percentage of loans          1.76%           2.44%           1.76%           2.44%
                                     ===========     ===========     ===========     ===========

Net (Charge-off) / Recovery Detail


                                         THREE MONTHS ENDED              SIX MONTHS ENDED
                                               JUNE 30                        JUNE 30
                                     ---------------------------     ---------------------------
(Dollars in thousands)                   2003          2002            2003          2002
                                     ---------------------------    ---------------------------
  Overdraft - Check Cashing           $        22   $       -       $      (745)     $      -
  Commercial - Check Cashing                   27             5            (407)               6
  Commercial real estate                      -              17             -                 17
  Residential real estate and other           245          (172)            334             (386)
                                      -----------   -----------     -----------      -----------
Total Net (Charge-offs)/Recoveries    $       294   $      (150)    $      (818)     $      (363)
                                      ===========   ===========     ===========      ===========


During 2002 Corus experienced its first losses in nearly twenty years related to our business of servicing the check cashing industry with charge-offs of $3.2 million. Furthermore, in our 2002 Annual Report we estimated potential additional charge-offs of $1.5 million. During the first quarter of 2003, Corus charged off the previously estimated $1.5 million, but has recovered year-to-date approximately $394,000 of previously charged off amounts. We are continuing to work with these customers and are hopeful that additional recoveries can be made. Excluding the aforementioned amounts, the Company had net recoveries, year-to-date, of $334,000.

FUNDING/LIQUIDITY

Corus' policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets are defined as federal funds sold and marketable securities that can be sold quickly without a material loss of principal.

The liquidity to fund loan commitments will first come from a combination of available liquidity and normal paydowns/payoffs of the existing loan portfolio and then, to the extent necessary, from additional issuance of brokered certificates of deposit ("BRCD"). A portion of Corus' current loan funding comes from BRCD and to the extent that total loans outstanding grow in the future, management expects to fund much, if not all, of that growth with BRCD. In order to avoid the liquidity risk of an overly significant portion maturing during any given year, Corus works to have the BRCD maturities staggered, ranging from 1 to 7 years. To further mitigate liquidity risk, Corus' liquidity policy requires that the Bank hold more liquid assets as the level of BRCD increases. As of June 30, 2003, BRCD totaled $339 million. The Bank has established a BRCD limit such that BRCD will not exceed 41% of total deposits (i.e., retail deposits and BRCD). Based on current deposit levels, this implies a maximum amount of BRCD of $1.3 billion.

ISSUANCE OF TRUST PREFERRED SECURITIES

In June 2003, Corus formed two wholly owned finance subsidiaries of the Company for the sole purpose of issuing what are commonly referred to as Trust Preferred securities. Trust Preferred securities are a very common form of raising tax-advantaged capital, especially for bank holding companies. While the legal structure of Trust Preferred securities is unfortunately quite complicated, both the essence of these securities, and the basis for Corus' decision to utilize them, is mercifully straightforward. Trust preferred securities are essentially long-term debt (30-year terms) with some unique features (discussed below).

The trusts sold $47.5 million of Trust Preferred securities via a private placement, the proceeds of which were "lent" to the Company and secured by subordinated debentures (subordinate to all other debt of the Company's but senior to common stock) issued by the Company to the trusts. The funds raised by the issuance of the Trust Preferred securities were, in turn, infused into the Bank as additional capital thus increasing the Bank's legal lending limit by just over $7 million. The increased legal lending limit, which will allow Corus to pursue larger loans, drove Corus' decision to pursue this financing strategy.

As cited above, Trust Preferred securities have several unique attributes. One of the most notable, and the key to the widespread issuance of Trust Preferred securities, is that the Federal Reserve allows bank holding companies to include, up to certain limits, Trust Preferred securities in the regulatory calculation of capital (what is known as "Tier 1" capital) while providing the issuer with a tax deductible funding vehicle. In addition, Trust Preferred securities: a) have no financial covenants (except in the event that the Company ever opts to defer payments, as described below), b) are not "puttable" back to Corus, and c) include an option for Corus to call them at par beginning on June 2008 and quarterly thereafter (or earlier in the event of certain changes or amendments to regulatory requirements or federal tax rules).

The Trust Preferred securities also grant Corus the right to defer interest payments on the subordinated debentures, and distributions on the Trust Preferred securities, for a period not to exceed 20 consecutive quarters without the subordinated debentures or Trust Preferred securities going into default (this provision is subject however to certain restrictions with regard to Corus' ability to make, among other things, dividends, distributions, etc. to holders of Corus common stock). It should be noted that this provision was not negotiated by Corus, but rather is a standard and required feature of Trust Preferred securities in order for the Federal Reserve to allow such instruments to be counted in capital at the bank holding company. While this deferral option is present, Corus does not anticipate that it would ever be utilized.

The two trusts are legally known as the Corus Statutory Trust I ("Trust I") and Corus Statutory Trust II ("Trust II"). Trust I issued $27.5 million of trust preferred securities at a floating rate of 3-month LIBOR plus 3.05%, resetting quarterly. Trust II issued $20.0 million of trust preferred securities at a floating rate of 3-month LIBOR plus 3.10%, resetting quarterly. Corus owns all of the combined $1.5 million of common securities issued by the two trusts. The sole assets of Trust I and Trust II are subordinated debentures issued by Corus of $28.4 million and $20.6 million, respectively, both due in June 2033. The subordinated debentures and the trust preferred securities pay distributions and dividends, respectively, on a quarterly basis.

Combined issuance fees totaled $544,000 and are being amortized straight-line over the 30-year lives of the securities. Finally, Corus has, through various agreements, essentially fully and unconditionally guaranteed payment of all amounts due under the trust preferred securities.

OTHER BORROWINGS

On June 26, 2001, Corus entered into an agreement to borrow $70 million, consisting of a term note in the amount of $50 million and a revolving note in the amount of $20 million, both at an effective interest rate equal to LIBOR plus 150 basis points, adjusted quarterly. As of June 30, 2003, the term note and revolving credit line had outstanding balances of $37.0 million and $3.3 million, respectively.

Corus has extended the maturity date on both loans to June 25, 2006, and either loan may be prepaid essentially without penalty. The term loan requires quarterly repayments of $1 million beginning September 30, 2001. Interest is payable quarterly. In addition, a fee at an annual rate of 1/4 % of the average unused revolving note commitment is due quarterly.

COMMERCIAL REAL ESTATE "RISK" & CAPITAL DISCLOSURE

The following disclosure is not computed in accordance with Generally Accepted Accounting Principles ("GAAP") and is considered a non-GAAP disclosure. Management believes that this presentation, while not in accordance with GAAP, provides useful insight into how management analyzes and quantifies risk and determines the appropriate level of capital.

Management has made a concerted effort to distill the numerous objective, as well as subjective, risks inherent in the commercial real estate ("CRE") loans we originate into a rigorous system to analyze and quantify risk. At its core, this system takes the form of management and loan officers estimating a loan's Probability of Default ("POD") and its Loss Given Default ("LGD") if a serious recession should occur. This point bears repeating -- the POD and LGD estimates are not based on today's market conditions, instead they are arrived at by "stressing" all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a "serious" recession. As a proxy, we use, among other things, the extreme declines in CRE property values witnessed during the late 1980's and early 1990's. Typically, we assume that office and hotel projects will be worth only 50% to 60% of their cost (not appraised value) and we typically assume that rental and for-sale housing will be worth 60% to 80% of cost. Keep in mind that while these are the typical discounts, each loan is analyzed individually and may have discounts larger or smaller than mentioned above. Lastly, it is important to realize that we could well have nonperforming loans and/or charge-offs in economic conditions other than what might be characterized as "serious." While Corus has attempted to be conservative in its assessment of potential defaults and losses, it is conceivable that actual defaults and/or losses may be greater, perhaps materially, than estimated.

Following is a table that summarizes the total size of our CRE loan portfolio, the weighted average POD and LGD percentages and the resulting implied CRE loans that could default and losses that could occur.


(Dollars in millions)                                     6/30/2003       12/31/2002        6/30/2002
                                                        ------------     ------------     ------------
CRE LOANS & UNFUNDED COMMITMENTS
CRE loans outstanding                                   $      1,875     $      1,553     $      1,436
Unfunded Commitments                                           1,192            1,224            1,025
                                                        ------------     ------------     ------------
   CRE Loans + Unfunded Commitments                     $      3,067     $      2,777     $      2,461
                                                        ============     ============     ============

POTENTIAL DEFAULTS & LOSSES
CRE Loans + Unfunded Commitments                        $      3,067     $      2,777     $      2,461
Weighted average Probability of Default (POD) (1)               14.4%            14.9%            16.1%
                                                        ------------     ------------     ------------
   Potential CRE Loans that could default                        442              414              396
Weighted average Loss Given Default (LGD) (1)                   16.5%            17.4%            19.5%
                                                        ------------     ------------     ------------
   Potential losses that could occur                    $         73     $         72     $         77
                                                        ============     ============     ============

NONPERFORMING & NONACCRUAL LOANS
Potential CRE loans that could default                  $        442     $        414     $        396
Potential losses that could occur                                (73)             (72)             (77)
                                                        ------------     ------------     ------------
   Potential remaining CRE NPL balances                          369              342              319
Percentage that could be nonaccrual                              100%             100%             100%
                                                        ------------     ------------     ------------
   Potential nonaccrual CRE NPL balances                $        369     $        342     $        319
                                                        ============     ============     ============

POTENTIAL "LOST" INTEREST INCOME
Potential losses that could occur                       $         73     $         72     $         77
Potential remaining CRE NPL balances                             369              342              319
                                                        ------------     ------------     ------------
   Total CRE loans no longer accruing interest                   442              414              396
Assumed average CRE loan interest rate (2)                       5.7%             6.3%             6.3%
                                                        ------------     ------------     ------------
   Potential total "lost" interest income (per annum)   $         25     $         26     $         25
                                                        ============     ============     ============

(1) The POD and LGD estimates are not based on today's market conditions, instead they are arrived at by "stressing" all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a "serious" recession.
(2) The assumed average CRE loan interest rate was the rate at the time of the analysis period, and does not attempt to project future interest rates.




Management believes that the declines in the POD and LGD factors from June 30, 2002 to June 30, 2003 reflect, in aggregate, a safer portfolio.

The above figures are a critical piece of the output from the Bank's internal "risk" identification system, however, the system would be incomplete if these risks did not assist in calculating an appropriate level of risk-adjusted capital for the Bank to maintain, but they do. Broadly speaking, the capital the Bank allocates to CRE loans can be split into three interrelated, but distinct, categories.

The first, and largest component, is that for the Bank to receive the highest regulatory capital rating, known as well-capitalized, $246 million of capital must be kept against our $1.9 billion of CRE loans on the balance sheet and the $1.2 billion of CRE related commitments (comprised of unfunded construction loans and outstanding commitment letters) as of June 30, 2003. The well-capitalized designation is very important in numerous respects; among other things, being below well-capitalized could potentially increase the Bank's FDIC premiums and adversely affect its ability to issue brokered certificates of deposit or pay dividends to the holding company.

The second component is driven off of the POD and LGD factors. As shown above, total potential charge-offs under a serious recession, based on June 30, 2003 balances, are calculated at $73 million. Assuming certain IRS guidelines are followed, charge-offs are fully tax-deductible. Therefore, the potential $73 million of charge-offs would translate into an after-tax decrease in equity of $48 million.

The third, and last, component is a "cushion" over and above the regulatory well-capitalized minimums -- this cushion was approximately $48 million (only coincidentally equal to the second component) as of June 30, 2003.

These three components of capital allocated to CRE loans totaled $342 million as of June 30, 2003. Lastly, the Bank has various non-CRE loans, commitments, and other items that require additional capital of $33 million, thus yielding a grand total capital goal of $375 million. The Bank had actual regulatory capital (Bank equity less goodwill plus a portion of the allowance for loan losses) of $480 million at June 30, 2003, or $105 million in excess of our capital goal.

TOTAL CAPITAL CALCULATION - BANK ONLY                     6/30/2003      12/31/2002      6/30/2002
                                                        ------------    ------------    ------------
(Dollars in millions)
Total Bank Capital                                      $        452    $        391    $        380
+ Allowance for loan losses (less disallowed portion)             35              32              29
- Goodwill and Other                                              (7)             (9)             (8)
                                                        ------------    ------------    ------------
   Total Bank Regulatory Capital                        $        480    $        414    $        401
                                                        ============    ============    ============

Regulatory capital required to achieve
well-capitalized designation                            $        246    $        215    $        193
POD/LGD component for CRE Loans                                   48              47              48
Cushion for CRE Loans                                             48              42              38
                                                        ------------    ------------    ------------
   Total Capital on CRE Loans                           $        342    $        304    $        279
Non-CRE related capital                                           33              37              40
                                                        ------------    ------------    ------------
   Total Capital Goal                                   $        375    $        341    $        319
                                                        ============    ============    ============

Actual regulatory capital in excess of goal             $        105    $         73    $         82
                                                        ============    ============    ============